Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
The Board of Directors
BankUnited, Inc.:

We consent to the incorporation by reference in the Registration Statement 333-260476 on Form S-3, and the Registration Statements 333-172035, 333-179800, 333-188925, 333-190586, 333-192222, 333-197808 and 333-261122 on Form S-8 of our reports dated February 24, 2022 relating to the consolidated financial statements of BankUnited, Inc. and the effectiveness of BankUnited, Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of BankUnited, Inc. for the year ended December 31, 2021. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/Deloitte and Touche LLP

Miami, Florida
February 24, 2022